Exhibit 16.2

KPMG LLP
One Financial Plaza
755 Main Street
Hartford, CT 06103

February 28, 2013

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Kaman Corporation and subsidiaries (the Company) and, under the date of February 25, 2013, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012. On February 18, 2013, we were notified that the Company engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2013 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2012, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, and the issuance of our reports thereon. On February 25, 2013, we completed our audit and the auditor-client relationship ceased. We have read the Company's statements included under Item 4.01 of its Form 8-K dated February 28, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with the Company's statement that PricewaterhouseCoopers LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements, related financial statement schedule, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP